Exhibit 10.3

Option No.: _______

FIELDSTONE INVESTMENT CORPORATION EQUITY INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT WITH DIVIDEND EQUIVALENTS

Fieldstone Investment Corporation (the "Company") hereby grants an option to purchase shares of its common stock (the "Stock") to the optionee named below.  The terms and conditions of the option are set forth in this cover sheet, in the attachment, and in the Company's Equity Incentive Plan (the "Plan").

Grant Date: __________________, 200__ Option Expiration Date: __________

Name of Optionee: ______________________________

Number of Shares Covered by Option: ______________ ("Option Shares")

Option Price per Share: $_____.___ (closing price of the Stock on the Grant Date)

Vesting Schedule: Vesting Date Percentage of Option Shares

Dividend Equivalents:  Before the Option Shares vest, Dividend Equivalents will be earned based on the number of Option Shares and will be deemed to be invested in phantom shares of Stock (which will also earn Dividend Equivalents).  Accrued Dividend Equivalents (as adjusted for the performance of the Stock and the reinvestment of Dividend Equivalents in phantom shares) will be paid to you in cash net of minimum statutory withholdings, when you vest in the Option Shares.  Once the Option Shares are vested, Dividend Equivalents will be paid to you in cash currently net of minimum statutory withholdings based on the number of Option Shares still outstanding.  See "Dividend Equivalents" in the Agreement for more information.

 Option Shares are subject to forfeiture upon your termination of Service in accordance with the Agreement and the Plan.  Vesting of Option Shares is subject to your continued Service.

 By signing this cover sheet, you agree to all of the terms and conditions described in the attached Agreement and in the Plan, a copy of which is also attached. You acknowledge that you have carefully reviewed the Plan, and agree that the Plan will control in the event any provision of this Agreement should appear to be inconsistent.
Optionee:
(Signature)
Company:
(Signature)

Title:

Attachment

This is not a stock certificate or a negotiable instrument.

FIELDSTONE INVESTMENT CORPORATION EQUITY INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT
Nonqualified Stock Option	This option is not intended to be an incentive stock option under Section 422 of the Internal Revenue Code and will be interpreted accordingly.

Vesting

This option is only exercisable before it expires and then only with respect to the vested portion of the option.  Subject to the preceding sentence, you may exercise this option, in whole or in part, to purchase a whole number of vested shares not less than 100 shares, unless the number of shares purchased is the total number available for purchase under the option, by following the procedures set forth in the Plan and below in this Agreement.

Your right to purchase shares of Stock under this option vests as to 100% of the Option Shares indicated on the cover sheet on the Vesting Date shown on the cover sheet, provided you then continue in Service.  No shares of Stock will vest after your Service has terminated for any reason.

Notwithstanding the forgoing, 100% of the Option Shares shall become vested upon your Involuntary Termination within one year following a Corporate Transaction.  For the purpose of this Agreement, "Involuntary Termination" means a termination of your Service by the Company without Cause or a termination of your Service by you for Good Reason.  Good Reason shall be determined by the Board and shall mean, unless otherwise provided in an applicable agreement between you and the Company or an Affiliate, without your consent: (i) any material diminution of your duties or responsibilities (except in each case in connection with the termination of the your employment for Cause or as a result of your death or Disability), or the assignment to you of duties or responsibilities that are materially inconsistent with your then position; or (ii) a relocation by the Company of your office as of the Grant Date to a location more than 50 miles from the location of such office, other than on a temporary basis not to exceed a period equal to two calendar months.

Dividend Equivalents

You will be entitled to a cash payment (the "Dividend Equivalent") based on the amount of any cash dividends paid by the Company on the Stock after the Grant Date and prior to the earlier of your termination of Service and the termination of the option.  The Dividend Equivalent will be calculated as the product of: (a) the number of shares remaining subject to the option as of the ex-dividend date for the Stock times (b) the per share cash dividend amount paid to holders of the Stock.  The Company will credit the Dividend Equivalent to you in the following manner:

While your option is unvested, Dividend Equivalents will be earned based on the number of Option Shares, and deemed invested in phantom shares of Company Stock at the closing price of the Company Stock on the dividend payment date.  The phantom shares shall themselves be credited with dividend equivalents at the same time, and in the same amount, as cash dividends are paid on the Stock.  The total value of credited Dividend Equivalents, as adjusted for the performance of Company Stock (including the deemed payment and reinvestment of dividends on the phantom shares), will be paid to you in cash at such time as your option becomes vested.

The payment of Dividend Equivalents cash value is subject to withholding tax at the statutory minimum level.

Once your option becomes vested, Dividend Equivalents will be paid to you with regard to the unexercised portion of your option (determined as of the ex-dividend date) in the same amount and at the same time as cash dividends are paid to the holders of the Company's common stock.

No Dividend Equivalents will be credited or paid following the termination of your option.  In addition, no Dividend Equivalents will be credited or paid based on dividends that have an ex-dividend date that is later than the date on which your Service terminates for any reason.

Term

Your option will expire in any event at the close of business at Company headquarters on the Option Expiration Date shown on the cover sheet. Your option will expire earlier (but never later) if your Service terminates, as described below.

Regular Termination

If your Service terminates for any reason, other than: (i) your death, (ii) your Disability or (iii) Cause, then if your option is unvested it will expire immediately (accrued Dividend Equivalents will also expire immediately) and if your option is vested, it will expire at the close of business at Company headquarters on the 90th day after your termination date.

Termination for Cause	If your Service is terminated for Cause, then you shall immediately forfeit all rights to your option (including any accrued Dividend Equivalents) and the option shall immediately expire.

Death

If your Service terminates because of your death, then your option shall become 100% vested and will expire at the close of business at Company headquarters on the date twelve (12) months after the date of death.  During that twelve month period, your estate or heirs may exercise the vested portion of your option.

In addition, if you die during the 90-day period described in connection with a regular termination (i.e., a termination of your Service not on account of your death, Disability or Cause), and a vested portion of your option has not yet been exercised, then your option will instead expire on the date twelve (12) months after your termination date.  In such a case, during the period following your death up to the date twelve (12) months after your termination date, your estate or heirs may exercise the vested portion of your option.

Disability

If your Service terminates because of your Disability, then your option shall become 100% vested and will expire at the close of business at Company headquarters on the date twelve (12) months after your termination date.

Leaves of Absence

For purposes of this option, your Service does not terminate when you go on a bona fide employee leave of absence that was approved by the Company in writing, if the terms of the leave provide for continued Service crediting, or when continued Service crediting is required by applicable law.  However, your Service will be treated as terminating 90 days after you went on employee leave, unless your right to return to active work is guaranteed by law or by a contract.  Your Service terminates in any event when the approved leave ends unless you immediately return to active employee work.

The Company determines, in its sole discretion, which leaves count for this purpose, and when your Service terminates for all purposes under the Plan.

Notice of Exercise

When you wish to exercise this option, you must notify the Company by filing the proper "Notice of Exercise" form at the address given on the form.  Your notice must specify how many shares you wish to purchase (in a parcel of at least 100 shares generally). Your notice must also specify how your shares of Stock should be registered (in your name only or in your and your spouse's names as joint tenants with right of survivorship). The notice will be effective when it is received by the Company.

If someone else wants to exercise this option after your death, that person must prove to the Company's satisfaction that he or she is entitled to do so.

Form of Payment	When you submit your notice of exercise, you must include payment of the option price for the shares you are purchasing. Payment may be made in one (or a combination) of the following forms:

• Cash, your personal check, a cashier's check, a money order or another cash equivalent acceptable to the Company.

• Shares of Stock which have already been owned by you for more than six months and which are surrendered to the Company. The value of the shares, determined as of the effective date of the option exercise, will be applied to the option price.

• To the extent a public market for the Stock exists as determined by the Company, by delivery (on a form prescribed by the Company) of an irrevocable direction to a licensed securities broker acceptable to the Company to sell Stock and to deliver all or part of the sale proceeds to the Company in payment of the aggregate option price and any withholding taxes.  You shall be responsible for any commissions imposed by the broker.

Withholding Taxes

You will not be allowed to exercise this option unless you make acceptable arrangements to pay any withholding or other taxes that may be due as a result of the option exercise or sale of Stock acquired under this option.  In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to the payment of Dividend Equivalents or the exercise or sale of shares arising from this grant, the Company shall have the right to require such payments from you, or withhold such amounts from other payments due to you from the Company or any Affiliate.  Withholding shall be made at the statutory minimum level.

Transfer of Option

During your lifetime, only you (or, in the event of your legal incapacity or incompetency, your guardian or legal representative) may exercise the option.  You cannot transfer or assign this option.  For instance, you may not sell this option or use it as security for a loan.  If you attempt to do any of these things, this option will immediately become invalid.  You may, however, dispose of this option in your will or it may be transferred upon your death by the laws of descent and distribution.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse's interest in your option in any other way.

Regardless of any marital property settlement agreement, the Company is not obligated to honor a notice of exercise from your spouse, nor is the Company obligated to recognize your spouse's interest in your option in any other way.

Retention Rights

Neither your option nor this Agreement give you the right to be retained by the Company (or any Affiliate) in any capacity.  The Company (and any Affiliates) reserve the right to terminate your Service at any time and for any reason.

Shareholder Rights

You, or your estate or heirs, have no rights as a shareholder of the Company until a certificate for your option's shares has been issued (or an appropriate book entry has been made). No adjustments are made for dividends or other rights if the applicable record date occurs before your stock certificate is issued (or an appropriate book entry has been made), except as described in the Plan.

Investment Representation

If the sale of Stock under the Plan is not registered under the Securities Act, but an exemption is available which requires an investment or other representation, you shall represent and agree at the time of exercise that the Stock being acquired upon exercise of this option is being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

Adjustments

In the event of a stock split, a stock dividend or a similar change in the Stock, the number of shares covered by this option and the option price per share shall be adjusted (and rounded down to the nearest whole number) if required pursuant to the Plan.  Your option shall be subject to the terms of the agreement of merger, liquidation or reorganization in the event the Company is subject to such corporate activity.

Applicable Law

This Agreement will be interpreted and enforced under the laws of the State of Maryland, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

The Plan	The text of the Plan is incorporated in this Agreement by reference. Certain capitalized terms used in this Agreement are defined in the Plan, and have the meaning set forth in the Plan.

This Agreement and the Plan constitute the entire understanding between you and the Company regarding this option.  Any prior agreements, commitments or negotiations concerning this option are superseded.

Other Agreements

You agree, as a condition of the grant of this option, that in connection with the exercise of the option, you will execute such document(s) as necessary to become a party to any shareholder agreement or voting trust as the Company may require.

Consent to Electronic Delivery

The Company may choose to deliver certain statutory materials relating to the Plan in electronic form.  By accepting this option grant you agree that the Company may deliver the Plan prospectus and the Company's annual report to you in an electronic format.  If at any time you would prefer to receive paper copies of these documents, as you are entitled to, the Company would be pleased to provide copies.  Please contact the Secretary of the Company to request paper copies of these documents.

Stock Ownership Requirements

Your right to this option is subject to your compliance with the stock ownership requirement ("Stock Ownership Requirement") set forth in this section of the Agreement.  If you are at or above the level of Executive Vice President, or you are a senior officer who directly reports to the Chief Executive Officer, you are required to continue to hold an aggregate of fifty percent (50%) of the shares of Stock acquired by you pursuant to this option together with all other shares of Stock acquired by you pursuant to any other option grant or award made under the Plan until the number of shares of Stock owned by you satisfies the Company's stock ownership guidelines.  If the number of shares of Stock owned by you satisfies the Company's stock ownership guidelines, you may dispose of the shares of Stock acquired pursuant to this option as long as you continue to satisfy the Company's stock ownership guidelines after the disposition.  The Stock Ownership Requirements shall lapse upon your termination of Service.

The Company shall have the right to enforce the Stock Ownership Requirements contained in the Agreement through the use of an escrow arrangement.  In the event the Company uses an escrow, the certificates for the shares issued pursuant to the exercise of this option shall be deposited in escrow with the Secretary of the Company to be held in accordance with this section of the Agreement.  The shares of Stock held in escrow shall be subject to the following terms and conditions relating to their release from escrow:

• All shares shall be released upon your termination of Service.

• Upon your written request, the shares (or a portion thereof) shall be released to you from the escrow upon presentation of evidence satisfactory to the Company that the disposition of such shares would not cause you to violate the Stock Ownership Requirements.

By signing the cover sheet of this Agreement, you agree to all of the terms and conditions described above and in the Plan.